Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
ADTRAN Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

	Equity	Common Stock, par value $0.01 per share	Rule 457(o)	(1)	(2)

	Equity	Preferred Stock, par value $0.01 per share	Rule 457(o)	(1)	(2)

	Equity	Depositary Shares	Rule 457(o)	(1)	(2)

Fees to Be Paid	Debt	Senior Debt Securities	Rule 457(o)	(1)	(2)

	Debt	Subordinated Debt Securities	Rule 457(o)	(1)	(2)

	Other	Warrants	Rule 457(o)	(1)	(2)

	Other	Purchase Contracts	Rule 457(o)	(1)	(2)

	Other	Units	Rule 457(o)	(1)	(2)

	Unallocated (Universal Shelf)	—	Rule 457(o)	(1)	(2)	$200,000,000	$ 153.10 per $1,000,000	$30,620(3)

	Total Offering Amounts					$200,000,000	$153.10 per $1,000,000	$30,620

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$30,620

(1)
There are being registered hereunder such indeterminate number of shares of common stock and preferred stock, such indeterminate number of depositary shares, such indeterminate principal amount of senior debt securities and subordinated debt securities, and such indeterminate number of warrants, purchase contracts and units, as may be sold by the registrant from time to time, which together shall have an aggregate initial offering price not to exceed $200,000,000. If any senior debt securities or any subordinated debt securities are issued at an original issue discount, then the offering price of such senior debt securities or subordinated debt securities shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $200,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The proposed maximum initial offering price per unit will be determined, from time to time, by
the registrant in connection with the issuance by the registrant of the securities registered hereunder. The securities registered also include such indeterminate number of shares of common stock and preferred stock as may be issued (i) upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, (ii) upon exercise of warrants or rights, or (iii) pursuant to the anti-dilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)
The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.ii.b. to Item 16(b) of Form
S-3
under the Securities Act.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.